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                                                                       EXHIBIT 5

September ___, 1997

Sforza Enterprises Inc.
330 Clematis Street #211
West Palm Beach, FL  33401

RE:      INITIAL PUBLIC OFFERING

Ladies and Gentlemen:

We have acted as counsel to Sforza Enterprises Inc. (the "Company") in connection with its filing of a Registration Statement on Form SB-2 (file no. 333-32117) (such Registration Statement, as amended at the time of its effectiveness, is hereinafter called the "Registration Statement"), covering units (the "Units") each comprising one share of the Company's authorized and unissued common stock, $0.01 par value (the "Common Stock"), and one warrant (the "Warrants") to purchase one share of Common Stock (the "Warrant Shares") issuable upon exercise of the Warrants.

We have examined original copies or copies certified to our satisfaction of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deem necessary as the basis for the opinion hereinafter set forth.

On the basis of the foregoing, we are of the opinion that the Units, the Common Stock, the Warrants and the Warrant Shares, when issued and sold as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Very truly yours,

MIRKIN & WOOLF, P.A.